SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934



Filed by the Registrant      [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                                                [ ] Confidential, for Use of
[X]  Definitive Proxy Statement                                                     the Commission Only
[ ]  Definitive Additional Materials                                                (as permitted by
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12                  Rule 14a-6(e)(2))

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                          RIVIERA HOLDINGS CORPORATION
-------------------------------------------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)



Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit  price  or other  underlying  value  of  transaction  computed pursuant to  Exchange  Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                          RIVIERA HOLDINGS CORPORATION
                         2901 Las Vegas Boulevard South
                             Las Vegas, Nevada 89109

                                   -----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held on June 24, 1998

TO THE STOCKHOLDERS OF
RIVIERA HOLDINGS CORPORATION:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Riviera Holdings Corporation, a Nevada corporation (the "Company"), will be held at the Riviera Hotel & Casino, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109 on Wednesday, June 24, 1998, at 11:00 a.m., local time, for the following purposes:

         1.       To elect a Board of Directors; and

         2. To consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed April 30, 1998 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Accordingly, only holders of record of Common Stock, par value $.001 per share, at the close of business on such date (the "Stockholders") shall be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. A complete list of Stockholders is open to the examination of any Stockholder for any purpose germane to the meeting, during ordinary business hours, at the offices of the Company located at 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

         A copy of the Company's Annual Report for the fiscal year ended December 31, 1997 is enclosed herewith. A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K/A for the fiscal year ended December 31, 1997 will be provided, without charge, to any Stockholder upon written request.

                             By Order of the Board of Directors,




                             William L. Westerman, Chairman of the Board

Dated: April 30, 1998

YOU ARE URGED TO FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED. IF THE PROXY IS MAILED IN THE UNITED STATES IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED. THE PROMPT RETURN OF YOUR PROXY WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

                          RIVIERA HOLDINGS CORPORATION
                         2901 Las Vegas Boulevard South
                             Las Vegas, Nevada 89109
                               ------------------

                                 PROXY STATEMENT
                       for Annual Meeting of Stockholders
                           to be held on June 24, 1998
                               ------------------
                                                                  April 30, 1998
TO THE STOCKHOLDERS:

         This Proxy Statement ("Proxy Statement") is being furnished to stockholders of Riviera Holdings Corporation, a Nevada Corporation (the "Company"), in connection with the solicitation of proxies in the accompanying form by the Board of Directors for use at the Annual Meeting of Stockholders (including any adjournments or postponements thereof, the "Annual Meeting") to be held at the Riviera Hotel & Casino, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109 on Wednesday, June 24, 1998 at 11:00 a.m., local time. The approximate date on which this Proxy Statement and the accompanying form of proxy will be sent to the stockholders is May 4, 1998.

         All holders of record (the "Stockholders") of the Company's common stock, par value $.001 per share (the "Common Stock"), at the close of business on April 30, 1998 (the "Record Date"), are entitled to vote at the meeting and their presence is desired. Each outstanding share of Common Stock as of the Record Date is entitled to one vote. At the close of business on April 21, 1998, 4,858,980 shares of Common Stock were outstanding.

         If a Stockholder cannot be present in person at the Annual Meeting, the Board of Directors of the Company requests such Stockholder to execute and return the enclosed proxy as soon as possible. The person who signs the proxy must be either (i) the registered Stockholder of such shares of Common Stock or
(ii) a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity on behalf of such registered Stockholder. A Stockholder can, of course, revoke a proxy at any time before it is voted, if so desired, by filing with the Secretary of the Company an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any such filing should be sent to Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109; Attention:
Secretary. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

         The Company is paying all costs of the solicitation of proxies, including the expenses of printing and mailing to its Stockholders this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, the enclosed proxy and the Annual Report. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Securities and Exchange Commission, in sending proxies and proxy materials to the beneficial owners of the Company's Common Stock. Officers or employees of the Company may also solicit proxies in person, or by mail, telegram or telephone, but such persons will receive no compensation for such work, other than their normal compensation as such officers or employees.

                          PURPOSE OF THE ANNUAL MEETING

         At the Annual Meeting, the Stockholders will consider and vote upon (1) the election of four directors to hold office until the next annual meeting and until their respective successors shall have been elected and qualified, or, until resignation, removal or death as provided in the Bylaws of the Company; and (2) such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

                             VOTE REQUIRED; PROXIES

         The presence in person or by proxy of a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date is required for a quorum at the Annual Meeting. If a quorum is present, those nominated directors receiving a plurality of the votes cast will be elected. Accordingly, shares not voted in the election of directors (including shares covered by a proxy as to which authority is withheld to vote for all nominees) and shares not voted for any particular nominee (including shares covered by a proxy as to which authority is withheld to vote for only one or less than all of the identified nominees) will not prevent the election of any of the nominees for director. For all other matters submitted to Stockholders at the meeting, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required for approval. As a result, abstention votes will have the effect of a vote against such matters.

         Shares of Common Stock which are represented by properly executed proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such shares will be voted (1) FOR the election of all of the nominees for director named in this Proxy Statement and
(2) in the discretion of the persons named in the proxies as proxy appointees as to any other matter that may properly come before the Annual Meeting.

         Shares held by brokers and other Stockholder nominees may be voted on certain matters but not others. This can occur, for example, when the broker or nominee does not have the discretionary authority to vote shares of Common Stock and is instructed by the beneficial owner thereof to vote on a particular matter but is not instructed on other matters. These are known as "non-voted" shares. Non-voted shares will be counted for purposes of determining whether there is a quorum at the meeting, but with respect to the matters as to which they are "non-voted," they will have no effect upon the outcome of the vote thereon.

                        PROPOSAL -- ELECTION OF DIRECTORS

         The Board of Directors of the Company consists of four members, all of whom have been renominated for election at the meeting. If elected, such directors will hold office until the next annual meeting of stockholders and until their respective successors shall have been elected and qualified, or, until resignation, removal or death as provided in the Bylaws of the Company.

                                    Directors

         The following table sets forth certain information as of April 30, 1998, regarding the four nominees for director:



         Name                       Age     Position

         William L. Westerman       66      Chairman  of the  Board and Chief  Executive  Officer  of the
                                            Company  and  Riviera  Operating   Corporation   ("ROC"),   a
                                            wholly-owned  subsidiary of the Company, and President of the
                                                     Company
         Robert R. Barengo          56      Director of the Company and ROC
         William Friedman           55      Director of the Company and ROC
         Philip P. Hannifin         63      Director of the Company and ROC


         William L. Westerman assumed the positions referred to above in February 1993. Mr. Westerman was a consultant to Riviera, Inc. from July 1, 1991 until he was appointed Chairman of the Board and Chief Executive Officer of Riviera, Inc. on January 1, 1992. From 1973 to June 30, 1991, Mr. Westerman was President and Chief Executive Officer of Cellu-Craft Inc., a manufacturer of flexible packaging primarily for food products. Alusuisse, a multi-national aluminum and chemical company, acquired Cellu-Craft on June 30, 1989. On January

1, 1990, Mr. Westerman was appointed President of Alusuisse Flexible Packaging (Alusuisse's wholly-owned U.S. subsidiary engaged in the manufacture of flexible packaging for food and pharmaceutical products). Additionally, Mr. Westerman was named a member of the team responsible for all of Alusuisse multinational packaging operations with annual sales volume in excess of $1 billion. Mr. Westerman resigned from all his positions with Alusuisse on June 30, 1991.

         Robert R. Barengo has been a Director of the Company and ROC since February 1993. Mr. Barengo was a consultant to Riviera, Inc. from January 1993 until June 30, 1993. Since 1972, Mr. Barengo has been engaged in the private practice of law in Reno, Nevada. From 1978 to 1983, Mr. Barengo was Speaker Pro Tempore and Speaker of the Nevada Assembly. From October 1992 to May 1996, Mr. Barengo was a director and 10% shareholder of Leroy's Horse & Sports Place, Inc. ("Leroy's"). In May 1996, Leroy's became a wholly owned subsidiary of American Wagering, Inc. ("AWI"), a publicly held corporation listed on NASDAQ. Since May 1996, Mr. Barengo has been a director of AWI and currently owns 7% of the outstanding stock of AWI. Since 1993, Mr. Barengo has been the President and the sole stockholder of Silver State Disseminators Company, a company licensed by Nevada gaming authorities to disseminate racing information in the State of Nevada and Chairman of the Nevada Dairy Commission.

         William Friedman has been a Director of the Company and ROC since February 1993. Mr. Friedman was a consultant to Riviera, Inc. from January 1993 until June 30, 1993. During 1989 and 1990, Mr. Friedman was President and General Manager of the Las Vegas Casino Division of United Gaming Inc., the largest slot route operator in Nevada. In 1988 and 1989, Mr. Friedman was Chief Executive Officer and Executive Vice President of Rio Suite Hotel & Casino, Inc. (formerly MarCor Resorts. Inc.) and President and General Manager of Rio Suite Hotel & Casino in Las Vegas.

         Philip P. Hannifin has been a Director of the Company and ROC since February 1993. Mr. Hannifin was a consultant to Riviera, Inc. from January 1993 until June 30, 1993. Mr. Hannifin was a Director from 1986 to 1995 and an Executive Vice President of Fitzgerald's Reno, Inc. (a casino/hotel operator) since 1991. From 1987 to 1990, Mr. Hannifin was a Director and Executive Vice President of MGM Grand Inc. (a casino/hotel operator). From January 1971 to September 1977, Mr. Hannifin was Chairman of the Nevada Gaming Control Board.

Compensation of Directors
-------------------------

         Each of Messrs. Barengo, Friedman and Hannifin is paid an annual fee of $50,000 for services as a director of the Company and ROC. Each director is also reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors. Mr. Hannifin was granted options to purchase 24,000 shares in 1993, 12,000 shares for 1994, and none in 1995 and 1996. On March 5, 1996 the Board of Directors adopted a Nonqualified Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan"), which was approved by the stockholders on May 10, 1996. Under the Directors' Option Plan, each individual elected, re-elected or continuing as a non-employee director will automatically receive a non-qualified stock option for 2,000 shares of Common Stock, with an option exercise price equal to the fair market value of the Common Stock on the date of grant. 50,000 shares have been reserved for issuance under the Directors' Option Plan. Options to purchase 2,000 shares at an exercise price of $13.25 were granted to each of Messrs. Barengo and Friedman on May 10, 1996 under the Directors' Option Plan. In addition, options to purchase 2,000 shares at an exercise price of $13.50 were granted to each of Messrs. Barengo, Friedman and Hannifin on May 12, 1997 under the Directors' Option Plan. Directors who are also officers or employees of the Company or ROC do not receive any additional compensation for services as a director. Currently, Mr. Westerman is the only such director. The Board of Directors has granted the members of the Compensation Committee the right to elect to receive all or part of their annual fees in the form of the Company's Common Stock in a number of shares having a fair market value equal to the cash compensation subject to such election pursuant to the Company's Compensation Plan for Directors serving on the Compensation Committee. Of the 50,000 shares reserved for issuance under this plan, 3,103 shares were issued to Mr. Barengo for a portion of his director's fees in 1996 and 877 shares were issued to Mr. Barengo for a portion of his director's fees in 1997.

Board of Directors and Committee Meetings
-----------------------------------------

         The Company established an Audit Committee at the beginning of 1994. The Audit Committee is composed of Messrs. Barengo, Friedman and Hannifin. The Audit Committee recommends to the Board of Directors the selection of an auditor, reviews the plan and scope of an audit, reviews the auditors' critique of management and internal controls and management's response to such critique and reviews the results of the audit.

         The Company and ROC each has a Compensation Committee composed of Messrs. Barengo and Friedman. The Compensation Committee is responsible for recommending executive compensation programs to the Board of Directors and for approving all compensation decisions with respect to the Chief Executive Officer and his recommendations for the other executive officers of the Company.

         In 1997, the Audit Committee met once and the Compensation Committee also met once.

         In 1997, the Board of Directors of the Company held eight meetings. No member of the Board of Directors attended in 1997 fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period for which he has been a director and (2) the total number of meetings held by all committees on which he served.

         The Board of Directors recommends that Stockholders vote "FOR" each of the nominees listed above.

                               Executive Officers

         The following table sets forth certain information as of April 30, 1998 regarding the executive officers of the Company and ROC:


         Name                       Age     Position
         William L. Westerman       66      Chairman of the Board and Chief Executive Officer of the
                                            Company and ROC, and President of the Company
         Duane R. Krohn             52      Treasurer of the Company and Vice President of Finance and
                                            Treasurer of ROC
         John A. Wishon, Esq.       53      Vice President and General Counsel of ROC, Secretary of the
                                            Company and ROC
         Michael L. Falba           55      Vice President of Casino Operations of ROC
         Jerome P. Grippe           55      Vice President of Operations of ROC
         Martin R. Gross            41      Vice President of Hotel Marketing of ROC
         Ronald P. Johnson          49      Vice President of Gaming Operations of ROC
         Robert E. Nickels, Sr.     68      Vice President of Administration of ROC
         Robert A. Vannucci         50      Vice President of Marketing and Entertainment of ROC


         For a description of the business experience of William L. Westerman, see "Directors."

         Duane R. Krohn, CPA, assumed the position of Treasurer of the Company and ROC on June 30, 1993 and was elected Vice President of Finance of ROC on April 26, 1994. Mr. Krohn was initially employed by Riviera, Inc. in April 1990, as Director of Corporate Finance and served as Vice President-Finance from March 1992 to June 30, 1993. Mr. Krohn served as Chief Financial Officer of Imperial Palace, Inc. (a casino/hotel operator in Las Vegas) from February 1987 to March 1990. Prior to 1987, Mr. Krohn was Chief Financial Officer of the Mint and the Dunes in Las Vegas, Nevada, and Bally's Park Place in Atlantic City, New Jersey.

         John A. Wishon, Esq. was elected Secretary of the Company and ROC, and General Counsel of ROC in September 1994, and was elected Vice President of ROC in November 1996. Mr. Wishon was initially employed by ROC as a Marketing Analyst in February 1994. From January 1992 to February 1994, Mr. Wishon was a legal and management consultant to Gold River Gambling Hall & Resort, the Bicycle Club Casino, and Tierra del Sol Casino Resort. From October 1990 to January 1992, Mr. Wishon served as Vice President of Hotel Operations and later as Vice President of Administration and Legal Affairs at the Sands Hotel Casino in Las Vegas. Prior to December 1988, Mr. Wishon served as General Manager of the Airtel Plaza and Westwood Plaza Hotels in Los Angeles, California. From 1976 until 1988, Mr. Wishon was Senior Vice President of the Hotel del Coronado Corporation and held the positions of Resident Manager and General Counsel. Mr. Wishon is a member of the Nevada and California Bars, has practiced law with emphasis on real estate and contract law and has been employed in law enforcement.

         Michael L. Falba was elected Vice President of Casino Operations of ROC on April 26, 1994. Mr. Falba became Director of Casino Operations of ROC on June 30, 1993. Mr. Falba was employed by the Riviera, Inc. from March 1989 until November 1991 as Assistant Casino Manager, and from November 1991 to June 30, 1993 as Vice President of Casino Operations.

         Jerome P. Grippe was elected Vice President of Operations of ROC on April 26, 1994. Mr. Grippe became Director of Operations of ROC on June 30, 1993. Mr. Grippe was Assistant to the Chairman of the Board of Riviera, Inc. from July 1990 until May 1993. Mr. Grippe had served in the United States Army from 1964 until his retirement as a Colonel in July 1990.

         Martin R. Gross was elected Vice President of Hotel Marketing of ROC on April 26, 1994. Mr. Gross became Director of Hotel Marketing of ROC on June 30, 1993. Mr. Gross was Vice President-Hotel Marketing of Riviera, Inc. from April 1992 until June 30, 1993. Mr. Gross was Vice President-Marketing and Sales for Alexis Park Resort Hotel (a 500-suite non-gaming resort) in Las Vegas from August 1988 until April 1992. From 1980 to 1988, Mr. Gross held key marketing positions with the Mirage and MGM Grand hotels. On August 12, 1996, concurrent with Riviera Gaming Management, Inc. ("RGM"), a wholly-owned subsidiary of the Company, taking over the management of the Four Queens Hotel/Casino ("Four Queens") Mr. Gross assumed the responsibilities of Acting General Manager of the Four Queens and in February of 1997, Mr. Gross became General Manager of the Four Queens. Mr. Gross remains an officer and employee of ROC.

         Ronald P. Johnson became Vice President of Gaming Operations of ROC in September 1994. Mr. Johnson became Director of Slots of ROC on June 30, 1993 and was elected Vice President of Slot Operations and Marketing on April 26, 1994. Mr. Johnson was Vice President-Slot Operations and Marketing of Riviera, Inc. from April 1991 until June 30, 1993. Mr. Johnson was Vice President-Slot Operations for Sands Hotel and Casino Inc. from September 1989 until he joined Riviera, Inc. From September 1986 until September 1989, Mr. Johnson was Assistant Slot Manager at Bally's Grand Las Vegas.

         Robert E. Nickels, Sr. was elected Vice President of Administration of ROC on June 30, 1993. From March 1992 until June 30, 1993, Mr. Nickels was Vice President-Administration of Riviera, Inc. From November 1991 to February 1992, Mr. Nickels was a self-employed business consultant. From March 1979 to April 1986, Mr. Nickels was Director of Internal Audit for MGM-Reno. From April 1986 to November 1991, Mr. Nickels served as Vice President of Administration at Bally's Reno and Las Vegas.

         Robert A. Vannucci was elected Vice President of Marketing and Entertainment of ROC on April 26, 1994. Mr. Vannucci had been Director of Marketing of ROC since July 19, 1993. Mr. Vannucci was Senior Vice President of Marketing and Operations at the Sands Casino Hotel in Las Vegas from April 1991 to February 1993. Mr. Vannucci was Vice President and General Manager of Fitzgerald's Las Vegas (a casino/hotel operator) from 1988 to January 1991. In July 1993, Robert Vannucci filed for personal bankruptcy protection under Chapter 13 of the Bankruptcy Code. Pursuant to his bankruptcy plan, Mr. Vannucci has made 100% repayment to all creditors.

         Officers of each of the Company and ROC serve at the discretion of their respective Boards of Directors and are also subject to the licensing requirements of the Nevada Gaming Commission.

                       Compensation of Executive Officers

         The following table sets forth a summary of the compensation paid by the Company in the years ended December 31, 1995, 1996 and 1997, to the Chief Executive Officer of the Company and ROC, and to the Company's four most highly compensated executive officers who received over $100,000 in compensation during 1997 from the Company (collectively, the "Named Executive Officers").


                           Summary Compensation Table


Name and                                                                    Other Annual         All Other
Principal Position                   Year      Salary        Bonus          Compensation       Compensation(1)
------------------                   ----      ------        -----          ------------       ------------

William L. Westerman                 1997       $600,000         -----       $782,175(3)             $1,809
Chairman of the Board and Chief      1996        400,000    $1,213,969(2)     431,875(3)              1,566
Executive Officer of the Company     1995        375,000       855,961        431,315(3)              1,630
and ROC

Ronald P. Johnson                    1997        180,996        82,000          7,175                   763
Vice President of Gaming             1996        170,961       100,000          6,875                   791
Operations of ROC                    1995        155,840        70,000          8,529                   772

Martin R. Gross                      1997        167,151        82,000          7,175                   681
Vice President of Hotel Marketing    1996        148,653       100,000          6,875                   536
of ROC                               1995        140,049        70,000          8,079                   541

Robert Vannucci                      1997        167,055        82,000          7,175                   681
Vice President of Marketing and      1996        145,961       100,000          6,875                   536
Entertainment of ROC                 1995        130,569        70,000          6,879                   541

Duane R. Krohn                       1997        123,351        82,000          7,175                   394
Treasurer of the Company and Vice    1996        117,715       100,000          6,875                   408
President of Finance and Treasurer   1995        103,916        70,000          7,029                   409
of ROC


------------------------------

(1)  Includes premiums paid by the Company for excess life insurance.

(2) Includes $614,000 of Mr. Westerman's 1996 Incentive Bonus which was credited to his retirement account pursuant to his employment agreement.

(3)  Includes contributions to Mr. Westerman's retirement account of $775,000 in
     1997,   $425,000  in  1996,  and  $400,000  in  1995.   (See   "-Employment
     Agreements")

Option Grants
-------------

         The number of shares available for purchase under the Company's 1993 Employee Stock Option Plan, as amended (the "Stock Option Plan") is 1,000,000 (as adjusted pursuant to antidilution provisions). Options for an aggregate of 770,000 shares have been granted under the Stock Option Plan. During the Company's 1997 fiscal year, no options were granted under the Stock Option Plan.

Option Exercises and Year-End Options Values
--------------------------------------------

         The following table presents at December 31, 1997 the value of unexercised in-the-money options held by the Named Executive Officers. As of December 31, 1997 no options had been exercised.


                                     Number of                   Value of Unexercised,
                                 Unexercised Options             In-The-Money Options
Name                         Vested           Not Vested         Vested        Not Vested
----                         -------          -----------        -------       ----------

William L. Westerman         325,000          175,000            1,761,975     155,625
Ronald P. Johnson             20,000            5,000              176,198      15,563
Martin R. Gross               20,000            5,000              176,198      15,563
Robert Vannucci               20,000            5,000              176,198      15,563
Duane R. Krohn                20,000            5,000              176,198      15,563



Employment Agreements
---------------------

         William L. Westerman serves as Chairman of the Board, President and Chief Executive Officer of the Company, and as Chairman of the Board and Chief Executive Officer of ROC.

         Under Mr. Westerman's existing employment agreement with the Company, which was last amended on November 21, 1996 and approved by the stockholders of the Company on May 8, 1997, the term of Mr. Westerman's employment will expire on December 31, 1998 and Mr. Westerman's employment will be automatically renewed for successive one-year terms unless the Company gives Mr. Westerman 90 days written notice or Mr. Westerman gives the Company 180 days notice. Mr. Westerman's base compensation is $600,000.

         Under the employment agreement, Mr. Westerman is entitled to participate in the Company's Senior Management Compensation Plan or such other executive bonus plan as shall be established by the Company's Board of Directors (collectively the "Plan"). If at least 80% of targeted net income, as defined by the Plan, is met, Mr. Westerman shall be entitled to receive a bonus under the Plan expressed as a percentage of his $600,000 base salary depending on the percentage of targeted net income realized by the Company in a particular year, with a maximum bonus of $900,000. Mr. Westerman did not receive an incentive bonus in 1997.

         The employment agreement provides that the Company fund a retirement account for Mr. Westerman. Pursuant to the employment agreement, an aggregate of $3,524,000 had been credited to the retirement account from its inception through January 1, 1998. Under the employment agreement, each year that Mr. Westerman continues to be employed, an amount equal to Mr. Westerman's base salary for that year will be credited to the account on January 1 of that year and in the event that Mr. Westerman is no longer employed by the Company (except for termination for cause, in which case Mr. Westerman would forfeit all rights to monies in the retirement account), Mr. Westerman will be entitled to receive the amount in the retirement account as of the date he ceases to be employed by the Company in 20 quarterly installments. Pursuant to the employment agreement, the retirement account was credited with $79,027 on April 1, 1997, $85,672 on July 1, 1997, $90,757 on October 1, 1997, $88,459 on January 1, 1998 and $90,326
on April 1, 1998 and shall be credited with additional amounts on the first day of each succeeding calendar quarter equal to the product of (i) the Company's average borrowing cost for the immediately preceding fiscal year, as determined by the Company's chief financial officer and (ii) the average outstanding balance in the retirement account during the preceding calendar quarter. In the event of Mr. Westerman's death, an amount equal to the applicable federal estate tax (now 60%) on the retirement account will be pre-paid prior to the date or dates such taxes are due.

         The Company retains beneficial ownership of all monies in the retirement account, which monies are earmarked to pay Mr. Westerman's retirement benefits. However, upon (i) the vote of a majority of the outstanding shares of Common Stock approving a "Change of Control" (as defined below), (ii) the occurrence of a Change of Control without Mr. Westerman's consent, (iii) a breach by the Company of a material term of the employment agreement or (iv) the expiration or earlier termination of the term of the employment agreement for any reason other than cause, Mr. Westerman may require the Company to establish a "Rabbi Trust" for the benefit of Mr. Westerman and to fund such trust with an amount of cash equal to the amount then credited to the retirement account, including any amount to be credited to the retirement account upon a Change of Control discussed below.

         On February 5, 1998, the shareholders of the Company by a majority vote approved the Agreement and the Plan of Merger (the "Riviera Merger Agreement") with R&E Gaming Corp. and its wholly-owned subsidiary Riviera Acquisition Sub, Inc. (See "Security Ownership of Certain Beneficial Owners and Management" for a description of the Riviera Merger Agreement and events that have taken place since the February 5, 1998 shareholder approval.) Such shareholder approval constituted a Change of Control. On March 5, 1998, subsequent to this Change of Control, Mr. Westerman exercised his right to require the Company to establish and fund a Rabbi Trust for his benefit. On March 20, 1998 Mr., Westerman and the Company entered into an agreement whereby Mr. Westerman waived his right to have the Company fund the Rabbi Trust in exchange for the Company agreeing to fund such Rabbi Trust within five business days after notice from Mr. Westerman.

         The Company and ROC are also required to make contributions on behalf of Mr. Westerman to the Profit Sharing and 401(k) Plans described below. The Company did not make any contribution to the plans on Mr. Westerman's behalf in 1993. The Company made contributions to the plans of approximately $14,000 for 1994, $31,000 for 1995, $7,000 for 1996, and $7,000 for 1997.

         The employment agreement provides that Mr. Westerman will receive the same life, health and disability benefits offered to other key executives of the Company and ROC, will be reimbursed for all business expenses and will be entitled to four weeks vacation per year.

         Under the employment agreement, Mr. Westerman has certain rights upon a "Change of Control." A "Change of Control" is defined generally as transactions involving (i) a sale of substantially all of the assets of the Company, (ii) a merger, sale or other transaction resulting in holders of Common Stock immediately prior to such transaction holding less than a majority in voting interest to elect the directors of the Company or any other surviving entity,
(iii) any person that held less than 10% of the Common Stock acquiring a majority in voting interest to elect the directors of the Company or (iv) any person acquiring 50% or more of voting power to elect directors of the Company or any surviving entity or acquiror of substantially all of the assets of the Company. Under the employment agreement, a Change of Control without Mr. Westerman's consent is a special event of default entitling Mr. Westerman, upon at least 90 days prior notice to the Company, to terminate his employment with the Company and to (i) have an amount equal to one year of base salary credited to his retirement account and (ii) 100% vesting of stock options held by him.

Employee Stock Purchase Plan
----------------------------

         On March 5, 1996, the Board of Directors adopted an employee stock purchase plan (the "Stock Purchase Plan"), which was approved by the stockholders on May 10, 1996. A total of 300,000 shares of Common Stock (subject to adjustment for capital changes) in the aggregate may be granted under the Stock Purchase Plan. The Stock Purchase Plan is administered by the Compensation Committee. The purchase price per share of stock shall be 85% of per share market value of the Common Stock on the purchase date. On May 31, 1996, approximately 560 union and non-union employees participated in the Stock Purchase Plan. Under the Stock Purchase Plan, 137,000 shares were issued to employees at $11.26 (85% of market price at May 10, 1996), for $160,000 cash and the balance in notes receivable of $1,383,000 which are payable over two years via payroll deduction. During 1996, 17,600 shares were returned to the Stock Purchase Plan as a result of refunds to the employees and during 1997, 25,900 shares were returned through the Stock Purchase Plan as a result of refunds to the employees. During 1997, 6,200 shares were reissued at $11.47 for notes receivable of $71,145. From January 1, 1998 through April 21, 1998, 45,300 shares were returned to the Stock Purchase Plan as a result of refunds to the employees. As of April 21, 1998, 245,600 shares remained eligible to be issued under the Stock Purchase Plan.

         The Company has registered the issuance of all the shares issuable under the Stock Purchase Plan on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act").

Profit Sharing and 401(k) Plans
-------------------------------

         On June 30, 1993, the Company and ROC assumed, pursuant to an Adoption Agreement, the combined profit sharing and 401(k) plans of Riviera, Inc. (the "Profit Sharing and 401(k) Plans") and the Company and ROC have continued the Profit Sharing and 401(k) Plans after June 30, 1993. The Company and ROC have amended the Adoption Agreement to provide that all current employees of the Riviera Hotel & Casino (the "Riviera") who were employed by the Riviera on April 1, 1992, who are at least 21 years of age and who are not covered by a collective bargaining agreement are immediately eligible to participate in the Profit Sharing and 401(k) Plans. The amendment provides further that all current employees who were employed by the Riviera after April 1, 1992, who are at least 21 years of age and who are not covered by a collective bargaining agreement are eligible to participate after one year of service at the Riviera.

         The profit sharing component of the Profit Sharing and 401(k) Plans provides that the Company will make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating earnings target is attained and an additional 1/10th of 1% thereof for each $200,000 by which operating earnings is exceeded, up to a maximum of 3% thereof. The Company may elect not to contribute to the Profit Sharing and 401(k) Plans if it notifies its employees by January of the Profit Sharing and 401(k) Plans year. An employee will become vested in the Company's contributions based on the employee's years of service. An employee will receive a year of vesting service for each plan year in which the employee completed 1,000 hours of service. Vesting credit will be allocated in 20% increments for each year of service commencing with the attainment of two years of service. An employee will be fully vested following the completion of six years of service.

Termination Fee Agreements
--------------------------

         Twelve significant employees of ROC are party to agreements pursuant to which each such employee is entitled to receive one year's salary and benefits if his or her employment is terminated without cause within one year of a change of control (as defined in the termination fee agreements) of the Company or ROC, or the involuntary termination of Mr. Westerman's employment. The estimated total amount that would be payable under all such agreements is approximately $1.4 million in salaries and $425,000 in benefits as of December 31, 1997.

Stay Bonus Agreements
---------------------

         Seven significant employees of ROC are party to agreements pursuant to which each such employee is entitled to receive one year's salary (less the amount of any incentive bonus paid in 1998 for 1997) in the event there is a change of control (as defined in the stay bonus agreements) of the Company. The agreements expire on December 31, 1998. The estimated total amount that would be payable under all such agreements is approximately $420,000.

          Compensation Committee Interlocks and Insider Participation

         The Company and ROC each have a Compensation Committee composed of Messrs. Friedman and Barengo. Mr. Barengo was formerly a director and 10% shareholder of Leroy's. In May 1996, Leroy's became a wholly owned subsidiary of AWI, a publicly held corporation listed on NASDAQ. Mr. Barengo is currently a director of AWI and owns 7% of the outstanding stock of AWI. See "Certain Relationships and Related Transactions."

             Compensation Committee Report on Executive Compensation

         The Compensation Committee endeavors to ensure that the compensation program for executive officers of the Company is effective in attracting and retaining key executives responsible for the success of the Company and is tailored to promote the long-term interests of the Company and its stockholders. The Company's executive officer compensation program in its last completed fiscal year was principally comprised of base salary, an executive incentive plan, a 401(k) plan, a profit-sharing plan and long-term incentive compensation in the form of incentive stock options or non-qualified stock options.

         The Compensation Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's Chief Executive Officer and his recommendations regarding the other executive officers. In particular, the Compensation Committee considers several financial performance measures, including revenue growth and net income. However, the Compensation Committee does not apply any specific quantitative formula in making compensation decisions. The Committee also considers achievements that, while difficult to quantify, are important to the Company's long-term success. The Compensation Committee seeks to create a mutuality of interest between the executive officers and the Company's stockholders by increasing the executive officers' ownership of the Company's Common Stock through the Stock Option Plan.

         Salary levels for the Company's executive officers are significantly influenced by the need to attract and retain management employees with high levels of expertise. In each case, consideration is given both to personal factors, such as the individual's experience, responsibilities and work performance, and to external factors, such as salaries paid by comparable companies in the gaming industry. With regard to the latter, it is important to recognize that because of the growth of river boat and dockside gaming and the proliferation of jurisdictions in which gaming is permitted, the Company competes with numerous other companies for a limited pool of experienced and skilled personnel. Therefore, it is critical that the Company provide base salaries that are competitive in the casino industry. With respect to the personal factors, the Compensation Committee makes salary decisions in an annual review based on the recommendations of the Chief Executive Officer. This annual review considers the decision-making responsibilities of each position as well as the experience and work performance of each executive. The Chief Executive Officer views work performance as the single most important measurement factor.

         The compensation of Mr. Westerman for the Company's last completed fiscal year was set pursuant to the employment agreement described in the "Compensation of Executive Officers" section.

                                THE COMPENSATION COMMITTEE
                                Robert R. Barengo
                                William Friedman

                                Performance Graph

         The following graph compares the annual change in the cumulative total return, assuming reinvestment of dividends, on the Company's Common Stock with the annual change in the cumulative total returns of the NASDAQ Broad Market, the American Stock Exchange Index (the "AMEX Index") and the NASDAQ Amusement and Recreation Services Index (the "NASDAQ 79xx"), which the Company considers to be its peer industry group. The graph assumes an investment of $100 on June 30, 1993, in each of the Common Stock, the stocks comprising the NASDAQ Broad Market, the stocks comprising the AMEX Index and the stocks comprising the NASDAQ 79xx.


                 Comparison of Cumulative Total Return Among the
                  Company, NASDAQ Broad Market, the AMEX Index
                              and the NASDAQ 79xx1


                    Riviera      AMEX        NASDAQ 79xx      NASDAQ
                    -------      ----        -----------      ------

     6/30/93        100.000     100.000          100.000     100.000

    12/31/93        100.000     110.017           88.929     110.509

    12/31/94        126.002     102.591           52.564     107.185

    12/31/95        336.538     131.999           41.698     150.534

    12/31/96        622.115     134.104           39.830     184.334

    12/31/97        612.981     167.692           47.717     225.547

---------------

1 Comprised of companies whose stock is traded on the NASDAQ National Market and whose standard industrial classification is within 7900-7999. The Company does not necessarily believe that this is an indication of the value of the Company's stock.

         Security Ownership of Certain Beneficial Owners and Management

         The Common Stock is traded on the American Stock Exchange. The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 21, 1998 by (i) each person who, to the knowledge of the Company, beneficially owns more than 5% of the outstanding Common Stock of the Company, (ii) the directors and certain officers of the Company and (iii) all directors and officers of the Company and ROC as a group. The percentages of shares of Common Stock held or beneficially owned by any Stockholder or group of Stockholders are based upon the total number of shares of Common Stock outstanding as of April 21, 1998. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person's name.

                                                      Shares Beneficially Owned
  Name                                                 Number         Percentage
  ----                                                 ------         ----------
  William L. Westerman(1)(2)                          424,200             8.2%

  Ronald P. Johnson(1)(2)                              33,500              *

  Martin R. Gross(1)(2)                                21,500              *

  Robert Vannucci(1)(2)                                22,100              *

  Duane R. Krohn(1)(2)                                 27,300              *

  Robert R. Barengo(1)(2)                               4,380              *

  William M. Friedman(1)(2)                               400              *

  Philip P. Hannifin(1)(2)                             36,000              *

  Keyport Life Insurance Co.(3)                       857,160            17.6

  Sun America Life Insurance Company(4)               761,920            15.7

  Morgens Entities:(5)
   Betje Partners                                      29,360              *
   Morgens Waterfall Income Partners                   43,920              *
   MWV Employee Retirement
    Plan Group Trust                                    7,760              *
   Phoenix Partners, L.P.                              79,440             1.6
   Restart Partners, L.P.                             282,000             5.8
   Restart Partners II, L.P.                          440,600             9.1
   Restart Partners III, L.P.                         298,600             6.1
   The Common Fund                                     90,880             1.9
                                                       ------            ----
    Total Morgens Entities                          1,272,560            26.2

   James D. Bennett(6)                                454,265             9.3

   Allen E. Paulson(7)                                463,655             9.5

   All executive officers and directors as a          638,980            11.9
   group (12 persons) (1) (2)


------------------------
* Less than 1%.


(1) The address for each director and officer of the Company or ROC is c/o Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(2) Includes vested portion of options to purchase shares of Common Stock granted pursuant to the Stock Option Plan and Non-qualified Stock Option Plan for Non-Employee Directors.

(3) The address for Keyport Life Insurance Company ("Keyport") is 125 High Street, Boston Massachusetts 02110. Stein Roe & Farnham Incorporated, an affiliate of Keyport, is Keyport's investment advisor, and, as such, has the power and authority to direct the disposition of the securities, and accordingly, could be deemed to be a "beneficial" owner within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Stein Roe & Farnham Incorporated, however, disclaims actual beneficial ownership of such securities.

(4) The address for Sun America Life Insurance Company ("Sun America") is One Sun America Center, Century City, California 90067.

(5) The address for Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens") is 10 East 50th Street, New York, New York 10022. Morgens or its principals are either investment advisors to, or trustees or general partners of, the eight entities listed in the above table ("Morgens Entities") that are the owners of the Common Stock of the Company. Morgens or its principals have the power and authority to direct the disposition of these securities and, accordingly, could be deemed to be "beneficial" owners within the meaning of Rule 13d-3 of the Exchange Act. Each of Morgens, its principals and the Morgens Entities, however, disclaims beneficial ownership with respect to any securities not actually beneficially owned by it.

(6) The address for Mr. Bennett is 2 Stamford Plaza, Suite 1501, 281 Tresser Boulevard, Stamford, Connecticut 06901. Includes 303,003 shares held by Restructuring Capital Associates, L.P. ("Restructuring Capital") and Bennett Restructuring Fund, L.P.

(7) The address for Mr. Paulson is Del Mar Country Club, 6001 Clubhouse Drive, Rancho Santa Fe, California 92067.



         The Company is a party to a registration rights agreement with, among others, Morgens, Keyport, Sun America and affiliates of Restructuring Capital each of which owns more than 5% of the Common Stock. Pursuant to the Equity Registration Rights Agreement dated June 30, 1993, among the Company and the
Holders of Registerable Shares referred to therein, each of the three largest holders of Common Stock is entitled to cause the Company to file a registration statement, and holders of 51% or more of the shares of Common Stock then subject to the Equity Registration Rights Agreement are entitled to cause the Company to file two registration statements, registering under the Securities Act, the offer and sale of Common Stock owned by such persons. All other Holders of Registerable Shares will be entitled to have shares of Common Stock owned by them included in any such registrations. In addition, the agreement grants to each party the right to have included, subject to certain limitations, all shares of Common Stock owned by such party in any registration statement filed by the Company under the Securities Act, including those filed on behalf of the Company or security holders not party to the Equity Registration Rights Agreement. Pursuant to the agreement, the Company will pay all costs and expenses, other than underwriting discounts and commissions, in connection with the registration and sale of Common Stock under the agreement.

         On September 15, 1997, the Company entered into the Riviera Merger Agreement with R&E Gaming Corp. ("R&E Gaming") and its wholly-owned subsidiary, Riviera Acquisition Sub, Inc. ("RAS"), entities controlled by Allen E. Paulson, a California businessman, pursuant to which the Company would be acquired by R&E Gaming through the merger of RAS into the Company (the "Riviera Merger"), and the Company's stockholders would receive $15 per share in cash for each share of the Company's Common Stock owned by them, plus an amount equal to 7% per annum from June 1, 1997 to the date of the closing.

         Mr. Paulson, through his wholly-owned affiliates, also entered into an agreement to purchase the outstanding common stock of Elsinore (the "Elsinore Merger Agreement"). Such a sale would be effected through the merger of a wholly-owned subsidiary of a holding company owned by Mr. Paulson into Elsinore (the "Elsinore Merger"). Based upon reports filed pursuant to the Exchange Act, as of December 31, 1997, Morgens, one of the majority stockholders of the Company, together with its affiliates, beneficially owned approximately 94% of the common stock of Elsinore.

         On March 20, 1998, the Company was notified (the "Termination Notice") by Mr. Paulson on behalf of R&E Gaming and RAS that the Riviera Merger Agreement was void and unenforceable against R&E Gaming and RAS, or alternatively, of their intention to terminate the Riviera Merger Agreement. On March 31, 1998, the Company notified R&E Gaming that the Company rejected the claims made by R&E Gaming in the Termination Notice.

         On April 2, 1998, R&E Gaming notified the Company that R&E Gaming had terminated the Riviera Merger Agreement and then notified State Street Bank and Trust Company of California, N.A. ("the Escrow Agent") of the notice of termination and requested that all funds held in escrow pursuant to an escrow agreement dated as of September 15, 1997 (the "Escrow Agreement") be returned to R&E Gaming. On the same date, the Company sent a letter to R&E Gaming, providing notice that the Company was terminating the Riviera Merger Agreement. The Company then sent a letter to the Escrow Agent providing notice that the Riviera Merger Agreement was terminated by the Company and requesting that all funds held in escrow be delivered to the Company. On April 6, 1998, R&E Gaming again provided notice to the Company that R&E Gaming had terminated the Riviera Merger Agreement, such notice being in addition to the Termination Notice provided by R&E Gaming on April 2, 1998. The Company disputes the factual and legal assertions made by R&E Gaming in connection with the Riviera Merger Agreement.

         As contemplated by the Escrow Agreement, the Company has commenced arbitration in Las Vegas, Nevada relating to the disputes with Mr. Paulson (the "Las Vegas Arbitration") and selected Paul Bible, Esq. of Reno, Nevada as its arbitrator; as of April 29, 1998, Mr. Paulson had not yet selected his arbitrator nor have such two arbitrators selected a third arbitrator.

         Mr. Paulson has commenced an action in the Federal District Court for the Central District of California (the "California Action") against the Company, Elsinore, Morgens, Keyport, Sun America, City National Bank, Jefferies & Company, Inc. (and several of its officers) and the Escrow Agent alleging (i) various violations of the Riviera Merger Agreement, the Elsinore Merger Agreement and related documents, (ii) violations of law and (iii) "fraud" in the inducement of the Riviera Merger Agreement and the Elsinore Merger Agreement, by reason of an alleged fee arrangement between Morgens and Jefferies & Company Inc., which was Mr. Paulson's financial advisor.

         Mr. Paulson unsuccessfully attempted in the California Action to enjoin Morgens, Keyport and Sun America from cashing certain letters of credit issued by City National Bank as security for Mr. Paulson's obligations, which were forfeitable by reason of Mr. Paulson's failure to close the Riviera Merger and the Elsinore Merger.

         In May 1998, the Company plans to make a motion requiring that the approximately $5.2 million Paulson letter of credit being held by the Escrow Agent be cashed prior to its June 10, 1998 expiration date and be held by the Escrow Agent with the approximately $600,000 in cash now held by the Escrow Agent or, alternatively, that such expiration date be extended pending a final arbitration award in the Las Vegas Arbitration and/or a final decision in the California Action with respect to the allegations against the Company.

         None of Mr. Paulson, Morgens, Sun America or Keyport (the "Excluded Parties") is entitled to share in the escrow. In order to avoid problems with transferees of the shares of the Company's stock of the Excluded Parties, the Company will distribute to the holders of record of its Common Stock as of the close of business on May 1, 1998, transferable rights ("Contingent Value Rights") to participate in any amount which the Company is successful in recovering from the escrow.

         The Company will pay the expenses of litigation involved in the Las Vegas Arbitration and the California Action and will not seek reimbursement therefor from the escrow funds. There can be no assurance that the Company will be successful in collecting anything from the escrow.

                 Certain Relationships and Related Transactions

         Robert R. Barengo was formerly a director and 10% stockholder of Leroy's. In May 1996, Leroy's became a wholly owned subsidiary of AWI, a publicly held corporation listed on NASDAQ. Mr. Barengo is currently a director of AWI and owns 7% of the outstanding stock of AWI, which leases approximately 12,000 square feet of the Riviera Hotel & Casino's casino floor. AWI is the operator of the Riviera Hotel & Casino's sports book operations. This lease was assumed by the Company from Riviera, Inc. and is still in effect. The lease provides for rental payments based upon the monthly and annual revenues derived by AWI from the location. From January 1, 1997 through December 31, 1997, AWI paid aggregate rent to ROC of approximately $233,700 The Company believes that the terms of the lease with AWI are at least as favorable to the Company and ROC as could have been obtained from unaffiliated third parties and are at least as favorable as terms obtained by other casino/hotels in Las Vegas. AWI also owns Howard Johnson Hotel & Casino located at the intersection of Tropicana Avenue and Interstate 15 in Las Vegas, Nevada. The hotel's operations include an International House of Pancakes restaurant, on-site food and beverage sales, 150 guest rooms (no suites) and approximately 53 gaming machines. The Company believes that this casino/hotel's operations are not competitive with the Riviera Hotel & Casino

         As of April 1, 1998, the Company entered into a letter agreement, with Mr. Barengo, a member of the Bar of the State of Nevada, pursuant to which Mr. Barengo has been assisting the Company and its outside counsel in enforcing the Company's rights under the Riviera Merger Agreement and with related matters. Under such letter agreement, Mr. Barengo receives a fee of $10,000 per month for his consulting services, which services commenced on April 1, 1998. Either party may terminate the letter agreement on no less than seven days prior written notice.

         From August 1996 until February 1997, Riviera Gaming Management-Elsinore, Inc. ("RGME"), an indirect wholly owned subsidiary of the Company, operated the Four Queens located adjacent to the Golden Nugget on Fremont Street in downtown Las Vegas under an interim management agreement for a fee of $83,333 per month. A long-term management agreement (the "Management Agreement") with Elsinore Corporation ("Elsinore"), which owns the Four Queens through its wholly-owned subsidiary Four Queens, Inc., went into effect on February 28, 1997, the effective date of the Chapter 11 plan of reorganization of Elsinore. The Morgens Entities, beneficial owners of approximately 25.9% of the common stock of the Company, own over 90% of the common stock of Elsinore. The Company believes that the terms of the Management Agreement are no less favorable to the Company than if the Company had negotiated with an independent third party.

         The term of the Management Agreement is approximately 40 months, subject to earlier termination or extension. Either party may terminate if the Four Queens' cumulative earnings before interest, taxes, depreciation and amortization ("EBITDA") for the first two fiscal years is less than $12.8 million. The term can be extended by an additional 24 months at RGME's option, if the Four Queens' cumulative EBITDA for the three fiscal years of the term is at least $19.2 million. RGME is paid a minimum annual management fee of $1.0 million in equal monthly installments. In addition, RGME is entitled to a fee of 25% of the amount by which the Four Queens' EBITDA in any fiscal year exceeds $8.0 million. RGME has received Warrants to purchase 1,125,000 shares of Elsinore common stock (equal to 18.5% of the equity of Elsinore on a fully diluted basis) at an exercise price of $1.00 per share, exercisable during the term or extended term of the Management Agreement. Either party can terminate the Management Agreement if (i) substantially all the Four Queens' assets are sold, (ii) the Four Queens is merged or (iii) a majority of the Four Queens' or Elsinore's shares are sold. Upon such termination, RGME will receive a $2.0 million termination bonus minus any amount realized or realizable upon exercise of the Warrants.

         Since March 5, 1997, Mr. Westerman has been the President and a director of Four Queens, Inc. Mr. Westerman has also been a director of Darling International Inc., a publicly held company, since June 23, 1997. Morgens
Entities own 46.13% of the stock of Darling International Inc. which is primarily in the business of processing animal and bakery waste by-products.

             Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers and any persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission various reports as to ownership of such Common Stock. Such persons are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations to the Company that no other reports were required, the aforesaid Section 16(a) filing requirements were met on a timely basis during 1997.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed Deloitte & Touche LLP, certified public accountants, as the independent certified public accountants of the Company for the fiscal year ending December 31, 1998. Deloitte & Touche LLP have been the accountants for the Company and its predecessor since prior to 1988. Representatives of Deloitte & Touche LLP ("Representatives") are expected to be present at the Annual Meeting. The Representatives will have the opportunity to make a statement, although they are currently not expected to do so. The Representatives are expected to be available to respond to appropriate questions.

                                  OTHER MATTERS

         The Board of Directors of the Company knows of no other matters which are to be brought before the Annual Meeting. If any other matters should be presented for proper action, it is the intention of the persons named in the Proxy to vote in accordance with their discretion pursuant to the terms of the proxy.

                            PROPOSALS OF STOCKHOLDERS

         Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received at the Company's executive offices on or before December 31, 1998, for inclusion in the Company's Proxy Statement with respect to such meeting.

                                    RIVIERA HOLDINGS CORPORATION



                                    By William L. Westerman, President


IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY.

                          RIVIERA HOLDINGS CORPORATION
                         2901 Las Vegas Boulevard South
                             Las Vegas, Nevada 89109
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  June 24, 1998
           This Proxy is Solicited on Behalf of the Board of Directors

         The undersigned hereby constitute(s) and appoint(s) William L. Westerman and John A. Wishon, and each of them, as proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of Riviera Holdings Corporation (the "Company") which the undersigned is (are) entitled to vote at the Annual Meeting of the Stockholders of the Company to be held at the Riviera Hotel, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109, on Wednesday, June 24, 1998, at 11:00 a.m., local time, and at any adjournment(s) or postponement(s) thereof (the "Meeting"), on all matters that may come before such Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.



1. Election of the following Four Nominees as Directors of the Company:  William
   L. Westerman; Robert R. Barengo; William Friedman; and Philip P. Hannifin.

   |_| FOR all nominees listed above   |_| WITHHOLD AUTHORITY
      (except as indicated below)          to vote for all nominees listed above


        FOR all nominees listed above except withhold authority to vote for the following nominee(s):

        ------------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting.


IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

The undesigned hereby revoke(s) all previous Proxies and acknowledge(s) receipt of the Notice of the Meeting dated April 30, 1998, the Proxy Statement attached thereto and the Annual Report of the Company for the fiscal year ended December 31, 1997 forwarded therewith.

                             Dated:
                                   ---------------------------------------, 1998


                                   ---------------------------------------
                                                  Signature


                                   ---------------------------------------
                                                  Signature

Please mark, sign and return this Proxy promptly using the enclosed envelope. If stock is held in the names of joint owners, each should sign. Persons signing as an attorney, executor, administrator, guardian, trustee, corporate officer or in any other fiduciary or representative capacity should give full title.